Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF COMBINED COMPANY
(Amounts in millions, except per share data)
The following unaudited Pro Forma Condensed Combined Statement of Operations and Condensed Combined Balance Sheet are derived from the Computer Sciences GS Business historical audited Combined Financial Statements and unaudited Combined Condensed Financial Statements and the SRA Consolidated Financial Statements and unaudited Condensed Consolidated Financial Statements, prepared in accordance with GAAP. Unless otherwise noted, defined terms used herein shall have the meanings ascribed to them in the Information Statement attached as Exhibit 99.1 to Amendment No. 6 to CSRA Inc.'s Registration Statement on Form 10, filed on November 6, 2015.
The following unaudited Pro Forma Condensed Combined Statements of Operations and Condensed Combined Balance Sheet give effect to the Spin-Off and Mergers, including:

•	$3,000 of debt, composed of $1,500 of Spin-Off related debt and $1,500 of debt related to the Mergers;

•
the pro rata distribution of 100% of the total number of shares of outstanding CSRA common stock to CSC stockholders, which following consummation of the Mergers constituted approximately 84.68% of the total number of shares of CSRA common stock outstanding;

•
net pension and post-retirement benefit obligations related to substantially all of CSC’s U.S. defined benefit pension and other postretirement benefit plans that we assumed prior to the Spin-Off; these were not included in the Computer Sciences GS Business’s historical Combined Financial Statements;

•
the 3170 Fairview Park Drive building and building improvement assets that we assumed prior to the Spin-Off; these were not included in the Computer Sciences GS Business’s historical Combined Financial Statements;

•
the payment in cash promptly following the Distribution of approximately $1,150 for our portion of the Special Dividend and $350 for repayment of a note payable to CSC, which was used by CSC to fund the remainder of the Special Dividend;

•	the payment by us of an annual maintenance fee of $30 to CSC for maintenance and support of certain software and other intellectual property under the Intellectual Property Matters Agreement;

•
the payment of $390 in cash and pro rata distribution to SRA Parent common stockholders of 15.32% of the total number of shares of CSRA common stock outstanding after the effective time of the First Merger;

•	the repayment of $1,060 of debt financing assumed with the Mergers; and

•	the purchase price allocation for the Mergers.

The unaudited Pro Forma Condensed Combined Statement of Operations presented for the six months ended October 2, 2015 and the twelve months ended April 3, 2015 assume the Spin-Off and Mergers occurred on March 29, 2014. The unaudited Pro Forma Condensed Combined Balance Sheet assumes the Spin-Off and Mergers occurred on October 2, 2015. Given the different fiscal year ends of Computer Sciences GS and SRA, the SRA unaudited Consolidated Statement of Operations for the three months ended June 30, 2015 has been included in both the six months ended October 2, 2015 and the fiscal year ended April 3, 2015 Pro Forma Condensed Combined Statements of Operations, respectively. The pro forma adjustments are based on our current planned capital structure, currently available information and assumptions we believe are factually supportable and directly attributable to our separation from CSC and combination with SRA and, for the purposes of the unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Income, are expected to have a continuing impact on us.
The historical Computer Sciences GS Business Combined Statements of Operations and Combined Statements of Comprehensive Income include allocations of general corporate expenses from CSC, including, but not limited to, corporate functions including senior management, legal, human resources, finance, IT and other shared services. We may incur certain incremental costs as a standalone public company as compared to the costs historically allocated to us by CSC. We may also benefit from cost savings due to operating synergies created by the Mergers.

Exhibit 99.3

The historical Computer Sciences GS Business Combined Financial Statements include intercompany charges for corporate shared services. The management of CSRA considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, it. These amounts include costs for corporate functions including, but not limited to, senior management, legal, human resources, finance, IT and other shared services.
The unaudited Pro Forma Condensed Combined Statement of Operations does not reflect all of the costs of operating as a standalone company and operating synergies created by the Mergers. Only costs that management has determined to be factually supportable and recurring are included as pro forma adjustments.
Subject to the terms of the Master Separation and Distribution Agreement, all costs and expenses related to ongoing support of a standalone company, including certain one-time separation costs incurred after the date of the Distribution, are our responsibility.

Exhibit 99.3

Pro Forma CSRA Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended October 2, 2015
(Amounts in millions, except per share data)

	Historical Computer Sciences GS Six Months Ended October 2, 2015	Effect of Spin-Off		Pro Forma for Spin-Off Only	Historical SRA Six Months Ended September 30, 2015	Effect of Mergers		Pro Forma for Spin-Off and Mergers
Total revenue	$1,928	$—		$1,928	$710	$—		$2,638

Total cost of services (excludes depreciation and amortization)	1,532	(35)	1.A	1,497	543	—		2,040
Selling, general and administrative expenses	84	(1)	1.A	83	83	(1)	1.A	165
Depreciation and amortization	68	—	1.A	68	30	1	1.A	99
Separation and merger costs	56	(56)	1.B	—	7	(7)	1.B	—
Other (income) and interest expense, net	(10)	22	1.C	12	54	(27)	1.C	39
Total costs and expenses	1,730	(70)		1,660	717	(34)		2,343

Income (loss) from continuing operations before taxes	198	70		268	(7)	34		295
Tax expense (benefit) on income	78	7	1.D	85	(4)	14	1.D	95
Income from continuing operations	120	63		183	(3)	20		200
Income from continuing operations attributable to noncontrolling interests	9	—		9	—	—		9
Income from continuing operations attributable to Parent	$111	$63		$174	$(3)	$20		$191

Income per common share
Basic				$1.24				$1.16
Diluted				1.18				1.11

Number of shares outstanding:
Basic				140	1.E			165	1.E
Diluted				147	1.E			172	1.E

Exhibit 99.3

Pro Forma CSRA Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Fiscal Year Ended April 3, 2015
(Amounts in millions, except per share data)

	Historical Computer Sciences GS Fiscal Year Ended April 3, 2015	Effect of Spin-Off		Pro Forma for Spin-Off Only	Historical SRA Fiscal Year Ended June 30, 2015	Effect of Mergers		Pro Forma for Spin-Off and Mergers
Total revenue	$4,070	$—		$4,070	$1,389	$—		$5,459

Total cost of services (excludes depreciation and amortization)	3,282	426	1.A	3,708	1,059	—	1.A	4,767
Selling, general and administrative expenses	194	6	1.A	200	175	(2)	1.A	373
Depreciation and amortization	137	(1)	1.A	136	67	67	1.A	270
Interest expense and other, net	28	41	1.C	69	107	(54)	1.C	122
Total costs and expenses	3,641	472		4,113	1,408	11		5,532

Income (loss) from continuing operations before taxes	429	(472)		(43)	(19)	(11)		(73)
Tax expense (benefit) on income	161	(185)	1.D	(24)	(7)	(4)	1.D	(35)
Income (loss) from continuing operations	268	(287)		(19)	(12)	(7)		(38)
Income from continuing operations attributable to noncontrolling interests	14	—		14	—	—		14
Income (loss) from continuing operations attributable to Parent	$254	$(287)		$(33)	$(12)	$(7)		$(52)

Loss per common share
Basic and Diluted				$(0.24)				$(0.32)

Number of shares outstanding:
Basic				140	1.E			165	1.E
Diluted				147	1.E			172	1.E

Exhibit 99.3

Pro Forma CSRA Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of October 2, 2015
(Amounts in millions)

Assets	Historical Computer Sciences GS As of October 2, 2015	Effect of Spin-Off		Pro Forma for Spin-Off Only	Historical SRA As of September 30, 2015	Effect of Mergers		Pro Forma for Spin-Off and Mergers
Current assets
Cash and cash equivalents	$10	$290	2.A	$300	$70	$(40)	2.A	$330
Accounts Receivables, net	472	(7)	2.B	465	235	—		700
Prepaid expenses and other current assets	77	9	2.C	86	8	—		94
Total current assets	559	292		851	313	(40)		1,124

Intangible and other assets
Goodwill	792	—		792	829	732	2.D	2,353
Customer-related intangibles, net	17	—		17	205	613	2.D	835
Trade names and other intangibles assets, net	50	(2)	2.E	48	155	(80)	2.D	123
Other long-term assets	57	25	2.F	82	27	10	2.F	119
Noncurrent deferred income tax assets	—	101	2.G	101	—	(101)	2.G	—
Total intangible and other assets	916	124		1,040	1,216	1,174		3,430

Property and equipment, net	438	37	2.H	475	24	—		499
Total assets	$1,913	$453		$2,366	$1,553	$1,134		$5,053

Liabilities and Parent Equity
Current liabilities
Accrued expenses, accounts payable and other current liabilities	$627	$12	2.I	$639	$225	$—		$864
Current capital lease liability	19	—		19	—	—		19
Deferred income tax liabilities	61	(3)	2.G	58	3	(35)	2.G	26
Total current liabilities	707	9		716	228	(35)		909

Long-term debt	—	1,500	2.J	1,500	1,060	440	2.J	3,000
Noncurrent capital lease liability	132	—		132	—	—		132
Noncurrent deferred income tax liabilities	92	(92)	2.G	—	102	90	2.G	192
Other long-term liabilities	94	494	2.K	588	25	—		613
Total long-term liabilities	318	1,902		2,220	1,187	530		3,937

Stockholders’ Equity
Common stock (par value $0.0001)	—	—		—	—	—		—
Additional paid in capital	—	(628)	2.L	(628)	528	249	2.L	149
Net Parent investment	862	(862)	2.L	—	—	—		—
Accumulated other comprehensive income	(2)	32	2.K	30	(4)	4	2.M	30
Accumulated deficit	—	—		—	(386)	386	2.M	—
Noncontrolling interests	28	—		28	—	—		28
Total stockholders’ equity	888	(1,458)		(570)	138	639		207
Total liabilities and Parent equity	$1,913	$453		$2,366	$1,553	$1,134		$5,053

Pro Forma CSRA Inc.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF COMBINED COMPANY
(Amounts in millions, except per share data)
Note 1 - Income Statement Adjustments

A.	Costs of services, Selling, general and administrative expenses, and Depreciation and amortization:

	Six Months Ended	Twelve Months Ended
Effect of Spin-Off	October 2, 2015	April 3, 2015
Cost of services - Intellectual property (1)	$13	$26
Cost of services - Net pension and post retirement obligations (2)	(49)	399
Cost of services - Addition of corporate building costs (3)	1	1
Total Cost of services pro forma adjustments due to Spin-Off	$(35)	$426

SG&A - Net pension and post retirement obligations (2)	$(1)	$6

Depreciation and amortization - Intellectual property (1)	$—	$(1)

	Six Months Ended	Twelve Months Ended
Effect of Mergers	September 30, 2015	June 30, 2015
SG&A - Management fees (4)	$(1)	$(2)

Depreciation and amortization - Amortization of fair valued intangibles	27	128
Less: Historical SRA intangibles amortization	(26)	(61)
Total Depreciation and amortization pro forma adjustments due to Merger (5)	1	67

(1)
Pursuant to the Intellectual Property Matters Agreement, CSC granted CSRA a perpetual, royalty-free, non-assignable license to pre-separation know-how owned or used by Computer Sciences GS prior to the separation for use solely in connection with U.S. federal (and certain U.S. state and local) customers. In addition, under the Intellectual Property Matters Agreement, CSC granted CSRA a license to certain specified software products and workflow and design methodologies as well as updates and improvements that are released during the five years after separation in exchange for a net annual maintenance fee of $30 for each of the first five years following the separation. Under U.S. federal government cost accounting rules, it is possible that a portion of the annual maintenance fee we will pay to CSC may not be an allowable and/or allocable cost. The annual maintenance fee exceeds our historical cost allocation for intellectual property from CSC because our historical results do not reflect the recent and expected future increase in usage of intellectual property we license from CSC such as CSC's Agility software platform.  For example, the Federal Aviation Administration awarded us a substantial contract in August 2015 that includes CSC's Agility software platform for cloud management. The maintenance fee entitles us to all generally available upgrades, patches and new versions of Agility and certain other products for five years after the Spin-Off and does not require incremental fees payable to CSC unless our total revenues in any fiscal year during the five years after the Distribution exceed $7.0 billion or our revenues from cloud computing solutions exceed $600 million.  Subject to certain exceptions, we have exclusive rights to those products in the U.S. federal government field for five years after the Spin-Off.

This pro forma adjustment reflects additional net cost of $13 and $25 for intellectual property and software for the six months ended October 2, 2015 and twelve months ended April 3, 2015, respectively. The cost includes an increase to Cost of services (“COS”), consisting of a $30 annual fee for maintenance and support of certain software and other intellectual property as called for in the Intellectual Property Matters Agreement, net of a reduction for costs related to intellectual property and software retained by CSC upon separation and previously included in COS in the Computer Sciences GS historical Combined Statement of Operations. Additionally, this adjustment reflects the removal of costs related to intellectual property and software previously allocated and included in Depreciation and amortization in the Computer Sciences GS historical Combined Statement of Operations. See detail of pro forma cost adjustments related to intellectual property in the table below:

Exhibit 99.3

	Six Months Ended	Twelve Months Ended
Intellectual property adjustment	October 2, 2015	April 3, 2015
Annual maintenance fee (COS)	$15	$30
Reduction of IP and software costs transferred to Parent (COS)	(2)	(4)
Reduction of IP and software costs transferred to Parent (Depreciation and amortization)	—	(1)
Total intellectual property adjustment	$13	$25

(2)
Reflects the addition of $(50) and $405 net periodic (benefit) costs for the six months ended October 2, 2015 and for the twelve months ended April 3, 2015, respectively, related to pension and postretirement benefit plans that were transferred to CSRA by CSC as part of the separation. Upon separation, CSRA assumed responsibility for all obligations under such plans, including future service costs attributable to CSC employees. Total incremental net periodic (benefit) costs are recorded in COS and SG&A expenses at $(49) and $(1) and $399 and $6 for the six months ended October 2, 2015 and for the twelve months ended April 3, 2015, respectively. See Note 2.K below for additional information on pro forma pension adjustments. The components of the incremental net periodic (benefit) costs of these plans are as follows:

Net periodic benefit	Six Months Ended October 2, 2015
	Pension Plans	Postretirement Benefit Plans	Total
Service cost	$2	$—	$2
Interest cost	63	1	64
Expected return on assets	(106)	(3)	(109)
Amortization of prior service costs	—	(7)	(7)
Net periodic benefit	$(41)	$(9)	$(50)

Net periodic costs	Twelve Months Ended April 3, 2015
	Pension Plans	Postretirement Benefit Plans	Total
Service cost	$3	$1	$4
Interest cost	144	4	148
Expected return on assets	(228)	(6)	(234)
Amortization of prior service costs	—	(8)	(8)
Settlement loss	58	—	58
Recognition of actuarial losses	437	—	437
Net periodic costs (benefit)	$414	$(9)	$405

(3)
Reflects the adjustment of $1 to cost of services for the six months ended October 2, 2015 and the twelve months ended April 3, 2015 for the addition of facility costs related to the 3170 Fairview Park Drive building, which CSRA assumed as part of the Spin-Off.

(4)
Reflects the adjustment of $(1) and $(2) for the six months ended September 30, 2015 and the twelve months ended June 30, 2015, respectively, to remove fees paid by SRA to PEP. Historically, PEP has provided SRA with advisory, consulting, and other services for which SRA paid PEP an annual management fee. Upon completion of the Mergers, PEP no longer provides such services and no associated fee will be paid to PEP.

(5)
Reflects the adjustment of $1 and $67 to depreciation and amortization for the six months ended September 30, 2015 and the twelve months ended June 30, 2015, respectively, due to the change in intangible assets amortization based on the estimated fair value as outlined in note 2.D.

B.
Reflects the adjustment to remove separation and merger costs incurred during the six months ended October 2, 2015 related to Computer Sciences GS’s separation from CSC and subsequent Mergers. Expenses of $56 are included in

Exhibit 99.3

Computer Sciences GS’s historical results of operations and $7 of expenses related to the Mergers is included in the historical operations of SRA. A summary of Computer Sciences GS’s separation and merger costs is presented in the table below.

Six Months Ended
Separation and merger costs	October 2, 2015
Strategic advisory services	$13
Investment banking services	4
Legal and accounting services	24
Internal costs	15
Separation transaction expenses	$56

C.
Reflects the adjustment to our historical interest expense to give effect to the $1,500 of indebtedness for the Spin-Off and an additional indebtedness of $1,500 related to the Mergers. The assumed interest rates were derived from information received from prospective lenders which is based on current market conditions, the historical London Interbank Offered Rate (“LIBOR”) rate, and a projected credit rating of BBB- / Baa3. Based on these assumptions we utilize an estimated annualized weighted-average interest rate of 3.3% and 2.7% for the six months ended October 2, 2015 and the twelve months ended April 3, 2015, respectively on the indebtedness for the Spin-Off. The estimated annualized weighted-average interest rates utilized for the merger indebtedness were 3.7% and 3.3% for the six months ended October 2, 2015 and the twelve months ended April 3, 2015, respectively. Additionally, an adjustment was made to eliminate the interest on SRA existing debt, which will be repaid with the proceeds of the planned borrowings.

Based on the assumptions listed above, the adjustments to interest expense associated with the changes in debt outstanding are estimated to be as follows:

	Six Months Ended	Twelve Months Ended
Effect of Spin-Off	October 2, 2015	April 3, 2015
Interest expense on new debt facility	$19	$36
Amortization of debt issuance costs	3	5
Total Interest expense	$22	$41

	Six Months Ended	Twelve Months Ended
Effect of Mergers	September 30, 2015	June 30, 2015
Interest expense on new debt facility	$24	$47
Amortization of debt issuance costs	3	6
Elimination of historical SRA interest expense	(54)	(107)
Total Interest expense	$(27)	$(54)
For each 1/8 percent variance in the applicable interest rates in excess of LIBOR, pro forma interest expense would change by approximately $2 on an annual basis.

D.
Reflects the tax effect of pro forma adjustments using an estimated tax rate of 39%, based on the blended federal and state statutory income tax rates, including a tax benefit related to the Special Dividend and tax expense related to separation transaction expenses for the six months ended October 2, 2015.

The portion of the Special Dividend paid on CSRA common stock owned by the Computer Sciences Corporation Stock Fund (“CSC Stock Fund”), and the CSRA 401(k) Plan, qualified defined contribution plans, is expected to be tax deductible, per the Code. The estimated pro forma tax benefit is based on the approximate five shares eligible for deduction (out of a total of eight shares) held by employees in the CSC Stock Fund and the CSRA 401(k) Plan as of November 2015, which results in a $40 tax deduction ($16 tax benefit) on the Special Dividend. The estimated tax benefit reflects that a portion of the Special Dividend was paid by CSRA, and a portion was paid by CSC.
The tax expense corresponding to the Computer Sciences GS separation transaction expenses pro forma adjustment is calculated assuming that 20% of the costs are non-deductible for tax purposes.

Exhibit 99.3

	Six Months Ended	Twelve Months Ended
Effect of Spin-Off	October 2, 2015	April 3, 2015
Tax expense (benefit) from pro forma adjustments	$23	$(185)
Tax benefit related to Special Dividend	(16)	—
Total tax benefit	$7	$(185)

	Six Months Ended	Twelve Months Ended
Effect of Mergers	September 30, 2015	June 30, 2015
Tax expense from pro forma adjustments	$14	$(4)

E.
Reflects the number of shares of CSRA common stock used to compute the unaudited pro forma basic earnings per common share based on the number of shares distributed to CSC shareholders on the date of Distribution, adjusted for additional shares distributed to SRA shareholders at the time of the Mergers.

Shares distributed to CSC common share holders	140
Shares distributed to SRA common share holders	25
Total Computer Sciences GS shares outstanding	165

The unaudited pro forma diluted earnings per common share and pro forma weighted-average diluted shares outstanding give effect to the potential dilution from common shares related to stock-based awards granted to our employees under CSC’s stock-based compensation programs and SRA’s stock-based compensation as outlined in the Merger Agreement. As Computer Sciences GS reported a pro forma net loss for the twelve months ended April 3, 2015, such stock-based awards were excluded as their inclusion would have an antidilutive effect.
We are unable to calculate historical basic and diluted earnings per share prior to the distribution because the financial information included in the filing has been prepared on a combined basis. These financial statements have not been prepared for a separate legal entity that had share capital throughout the historical periods presented and accordingly, earnings per share for these periods has not been provided.
Note 2 - Balance Sheet Adjustments

A.	Reflects adjustments to cash for the following items related to the CSRA Transactions:

	Effect of Spin-Off	Effect of Mergers
	October 2, 2015	June 30, 2015
Proceeds from debt	$1,500	$1,500
Repayment of existing debt	—	(1,060)
Debt issuance costs	(21)	(34)
Payment of Special Dividend and repayment of note payable to CSC (1)	(1,500)	—
Payment of cash consideration to SRA Shareholders	—	(390)
Other	—	(10)
Adjustment to establish reference level (2)	311	—
Call premium for SRA debt repayment	—	(22)
Transaction costs	—	(24)
Total cash adjustments	$290	$(40)
(1) Reflects the payment of our portion of the Special Dividend and repayment of a note payable to CSC, which was used by CSC to fund the remainder of the Special Dividend, which in aggregate totals $1,500, promptly following the Distribution.
(2) Reflects the adjustment to establish the cash and cash equivalents reference level of $300 as defined in the Master Separation and Distribution Agreement.

Exhibit 99.3

B.
Reflects the removal of $7 of accounts receivable related to certain foreign operations historically held by Computer Sciences GS. The assets and liabilities related to these operations have been retained by CSC.

C.
Reflects $7 of proceeds collected on behalf of and due to The Royal Bank of Scotland, PLC (RBS), Mitsubishi UFJ Financial Group Ltd. and Bank of Nova Scotia under the terms of an agreed upon Master Accounts Receivable Purchase Agreement for the continuous nonrecourse sale of certain Computer Sciences GS eligible trade receivables. The $7 reflects restricted cash with the offsetting liability included within Accrued expenses, accounts payable and other current liabilities. An additional $2 adjustment is also included in restricted cash as recourse for RBS for accrued purchase discount and administrative fees. Restricted cash is included in Prepaid expenses and other current assets.

D.
Reflects the additional goodwill recognized as a result of the Mergers, which have been accounted for as a business acquisition. The consideration in the Mergers consisted of cash of $390 and CSRA common stock representing in the aggregate 15.32% of CSRA common stock, which was issued to the shareholders of SRA Parent upon the closing of the Mergers. Additionally, the consideration issued in the Mergers consisted of the assumption of SRA debt of approximately $1,060, which was extinguished with a portion of the proceeds of the merger-related financing. The final purchase price for purchase accounting purposes was determined at the time of completion of the Mergers, based on the fair market value of share consideration issued as determined by the trading prices of the shares at the time of the Mergers. Goodwill in this pro forma presentation represents the excess of the total consideration issued in the Mergers less the historical cost of SRA’s net assets acquired, as fair values of such assets are not presently determined. The preliminary allocation of consideration issued in the Mergers has been adjusted for the estimated tax impact. As purchase accounting work progresses, fair values of assets and liabilities will be finalized and goodwill will be adjusted accordingly.

The preliminary allocation of the purchase consideration to the assets acquired and liabilities assumed based on the assumptions described above and the financial statement information of SRA as of September 30, 2015 is as follows:

Estimated total purchase consideration	$2,283

Preliminary allocation:
Cash, accounts receivable and other current assets	$313
PPE and other long term assets (1)	27
Intangibles - customer relationships, backlog and other intangibles assets (2)	893
Accounts payable and other current liabilities	(225)
Other long term liabilities	(25)
Deferred tax liabilities (3)	(261)
Total identified net assets acquired	722
Goodwill (4)	1,561
Estimated total purchase consideration	$2,283

(1) Represents property and equipment, net and other current assets reflected in SRA’s financial statement information as of September 30, 2015, less the write-off of $24 in historical SRA unamortized debt issuance costs.

(2) Intangibles historically reflected in SRA’s September 30, 2015 financial statements of $360 increased by an additional $533 as a result of the purchase price allocation.

(3) Deferred tax liabilities historically reflected in SRA’s September 30, 2015 financial statements of $105 increased by an additional $156 as a result of the preliminary purchase price allocation.

(4) Goodwill historically reflected in SRA’s September 30, 2015 financial statements was $829 and is increased by an additional $732 as a result of the purchase price allocation.

E.	Reflects the removal of a total of $2 in intellectual property and software retained by CSC upon separation as defined in the Intellectual Property Matters Agreement.

F.	Reflects the adjustment to Other long-term assets for the following items:

Exhibit 99.3

	Effect of Spin-Off	Effect of Mergers
	October 2, 2015	September 30, 2015
Deferred financing costs (2.J)	$21	$34
Removal of historical SRA deferred financing costs (2.J)	—	(24)
Pension asset (2.K)	4	—
Total pro forma adjustment	$25	$10

G.
Reflects the deferred tax effects of the Spin-Off pro forma adjustments for the addition of the net pension and postretirement obligations, the addition of the building and building improvement assets, the removal of the software and intellectual property assets and the deferred tax effects of the Mergers' pro forma adjustments for the estimated tax impact of the preliminary allocation of Merger consideration. The impact of the Spin-Off and Mergers' pro forma adjustments on deferred tax assets and liabilities was offset against existing deferred tax assets and liabilities reflected in the Computer Sciences GS and SRA historical Combined Balance Sheets. Furthermore, the pro forma adjustments resulted in a reclassification of the noncurrent deferred tax asset to a noncurrent deferred tax liability and it was assumed the impact of the Mergers would not impact jurisdictional netting.

H.
Reflects the addition of the net current book value of the 3170 Fairview Park Drive building, building improvement assets and land that CSRA assumed from CSC in conjunction with the Spin-Off which totals $46. This is offset by a $9 reduction for property and equipment used by Computer Sciences GS in certain foreign operations retained by CSC. CSRA has entered into a contract with CSC for the use of these assets.

I.
Reflects the adjustment to Accrued expenses, accounts payable and other current liabilities. See respective note references in the table below for further detail. Additionally, a $2 increase for employee related liabilities was included to adjust for employees historically employed by CSC who are now employed by CSRA as determined as part of the Spin-Off.

Effect of Spin-Off
October 2, 2015
Accounts receivable due to RBS (2.C)	$7
Pension obligation (2.K)	8
Accounts payables and accrued expenses related to foreign operations	(5)
Employee related liabilities	2
Total pro forma adjustment	$12

J.
Reflects indebtedness totaling approximately $1,500 incurred by CSRA in conjunction with the separation and the additional approximately $1,500 indebtedness incurred in conjunction with the Mergers, net of the payment of existing SRA debt of $1,060, for a total expected indebtedness of approximately $3,000. Additionally $21 of deferred financing costs is expected to be incurred for the Spin-Off debt and $10 for the merger debt. The $10 of estimated deferred financing costs related to the merger debt is composed of $34 in new deferred financing costs, net the removal of historical SRA deferred financing costs of $24.

K.
Reflects the addition of net pension and postretirement benefit obligations related to the benefit plans transferred to CSRA by CSC as part of the separation. Certain pension and postretirement benefit plans were historically accounted for under the multi-employer approach in the Computer Sciences GS historical financial statements. This adjustment accounts for the inclusion of the net obligations of these plans and results in an increase of estimated net benefit plan obligations of $498 (comprised of benefit obligations of $8 and $494 included in Accrued expenses and other current liabilities and Other long-term liabilities, respectively, net of pension assets of $4 included in Other assets) and Accumulated other comprehensive income of $32 ($53, net of tax of $21), which were not included in the historical Combined Balance Sheet. Upon separation, CSRA assumed responsibility for all obligations under such plans including obligations attributable to CSC employees. See Note 1.A.2 above for additional information on pro forma pension adjustments.

The following information and tables represent the total adjusted pension and other postretirement ending balances and activity included in the CSRA unaudited Pro Forma Condensed Combined Balance Sheet and unaudited Pro Forma Condensed Combined Statement of Operations as of and for the six months ended October 2, 2015 and the twelve months ended April 3, 2015.

Exhibit 99.3

Post separation, CSRA is sponsoring a number of defined benefit plans to eligible employees of both CSC and CSRA. These defined benefit plans consist of pension plans, postretirement medical benefit plans, and non-qualified, non-contributory supplemental executive retirement plans (SERP). Benefits under all defined benefit pension plans are frozen for all participants, whereas the postretirement medical benefit plans provide subsidized healthcare and life insurance retirement benefits for certain employees and retirees, generally for those employed by CSC prior to August 1992.
As of and for the six months ended October 2, 2015

The net periodic pension and other postretirement benefit plan costs include the following components:

Net periodic pension costs	Six Months Ended October 2, 2015
	Pension Plans	Postretirement Benefit Plans	Total
Service cost	$2	$—	$2
Interest cost	64	2	66
Expected return on assets	(108)	(3)	(111)
Amortization of prior service costs	—	(8)	(8)
Net periodic pension (benefit) costs	$(42)	$(9)	$(51)

The weighted-averages of the assumptions used to determine net periodic pension cost were:

	Six Months Ended October 2, 2015
	Pension Plans	Postretirement Benefit Plans
Discount or settlement rates	3.9%	3.7%
Expected long-term rates of return on assets	7.9%	7.7%
Rates on increase in compensation levels	4.4%	N/A

Amounts of $5 and $1 were contributed to the pension and postretirement benefit plans, respectively during the six months ended October 2, 2015. Additional amounts of $4 and $1 are expected to be contributed to the pension and postretirement benefit plans, respectively, during the remainder of fiscal 2016.
As of and for the twelve months ended April 3, 2015
During the third quarter of fiscal 2015, lump sum settlements were offered to the vested participants of certain defined benefit pension plans, who were no longer with Computer Sciences GS. The lump sum settlements required interim remeasurement of the plans' assets and liabilities, as of the end of the third quarter of fiscal 2015, which resulted in a net loss of $428, comprising an actuarial loss of $372 and a settlement loss of $56. The actuarial and settlement losses were primarily a result of the adoption of the new mortality tables issued by the Society of Actuaries in October 2014. The lump sum settlement resulted in a reduction of the pension benefit obligation (PBO) by $579, whereas the interim remeasurement resulted in an increase in PBO of $470. The weighted average discount rate used to remeasure the plans was 4.13%; a decrease from 4.58% used in the prior fiscal year. The weighted-average expected long-term rate of return on plan assets used to remeasure the plans was 7.60%, which was consistent with the rate used at the beginning of the fiscal 2015. The funded status of the impacted plans, after remeasurement, was 87%.

Exhibit 99.3

The following tables provide reconciliations of the changes in the pension and postretirement benefit plans' benefit obligations and assets and their funded status:

Reconciliation of projected benefit obligation and accumulated postretirement benefit obligation	April 3, 2015
	Pension Plans	Postretirement Benefit Plans
Benefit obligation at beginning of year	$3,380	$151
Service cost	4	1
Interest cost	146	5
Plan participants’ contributions	1	—
Amendments	—	(53)
Plan settlement/curtailment	(485)	—
Actuarial loss (gain)	456	(2)
Benefits paid	(147)	(9)
Benefit obligation at end of year	$3,355	$93

	April 3, 2015
Reconciliation of fair value of plan assets	Pension Plans	Postretirement Benefit Plans
Fair value of plan assets at beginning of year	$3,235	$82
Actual return on plan assets	185	6
Employer contribution	8	1
Plan participants’ contributions	1	—
Plan settlement/curtailment	(485)	—
Benefits paid	(147)	(9)
Fair value of plan assets at end of year	$2,797	$80

Unfunded status at end of year	$(558)	$(13)

The following table provides the amounts recorded in the unaudited Pro Forma Condensed Combined Balance Sheet:

	April 3, 2015
	Pension Plans	Postretirement Benefit Plans
Non-current assets	$—	$2
Current liabilities - Accrued expenses and other current liabilities	(8)	(1)
Noncurrent liabilities - Other long-term liabilities	(550)	(14)
Net amount recorded	$(558)	$(13)

The following is a summary of amounts in Accumulated other comprehensive loss as of April 3, 2015 that have not been recognized in unaudited Pro Forma Condensed Combined Statement of Operations as components of net periodic benefit cost:

	April 3, 2015
	Pension Plans	Postretirement Benefit Plans
Prior service credit	$—	$(62)
Accumulated other comprehensive loss	$—	$(62)

The following table summarizes the weighted average assumptions used in the determination of the pension plans' and postretirement benefit obligations:

Exhibit 99.3

	April 3, 2015
	Pension Plans	Postretirement Benefit Plans
Discount rate	3.9%	3.7%
Rates of increase in compensation levels	4.4%	N/A

The net periodic pension and other postretirement benefit plan costs include the following components:

	Twelve Months Ended April 3, 2015
Net periodic pension costs	Pension Plans	Postretirement Benefit Plans	Total
Service cost	$4	$1	$5
Interest cost	146	5	151
Expected return on assets	(232)	(6)	(238)
Amortization of prior service costs	—	(10)	(10)
Settlement loss	59	—	59
Recognition of actuarial losses (gains)	446	(2)	444
Net periodic pension costs (benefit)	$423	$(12)	$411

Other before tax changes in plan assets and benefit obligations recognized in other comprehensive income during fiscal year 2015 included the following components:

	Twelve Months Ended April 3, 2015
	Pension Plans	Postretirement Benefit Plans	Total
Prior service credit	$—	$(54)	$(54)
Amortization of:
Prior service (credit) cost	(2)	10	8
Total recognized in other comprehensive income	$(2)	$(44)	$(46)

The weighted-averages of the assumptions used to determine net periodic pension cost were:

	Twelve Months Ended April 3, 2015
	Pension Plans	Postretirement Benefit Plans
Discount or settlement rates	4.5%	4.1%
Expected long-term rates of return on assets	7.6%	7.5%
Rates on increase in compensation levels	4.3%	N/A

Following are the expected cash flows for both pension and other postretirement benefit plans:

	Pension Plans	Postretirement Benefit Plans
Employer Contributions:
2016	$8	$1

Benefit Payments:
2016	$159	$6
2017	162	6
2018	171	6
2019	178	6
2020	184	6
2021-2025	981	31

Additional contributions may be required to meet funding levels or ongoing service costs of unfunded plans as required by Section 430 of the Code and by the Pension Protection Act of 2006, or by local regulations. For the defined benefit pension plans there are currently no minimum funding requirements outstanding.

Exhibit 99.3

The asset allocation of pension plans and other postretirement benefit plans as of April 3, 2015 are as follows:

	April 3, 2015
Asset Category	Pension Plan Assets	Other Postretirement Plan Assets
Equity securities	27%	55%
Debt securities	25%	39%
Alternatives	47%	—%
Cash and other	1%	6%
Total	100%	100%

L.	Stockholders’ equity was adjusted as follows:

As of
Effect of Spin-Off	October 2, 2015
Equity contribution from CSC (1)	$311
Payment of Special Dividend (2)	(1,150)
Repayment of note payable to CSC (3)	(350)
Removal of Computer Sciences GS Net Parent investment	862
Equity impact of pushdown of CSC net liabilities (4)	(301)
Total adjustment to Additional paid in capital	$(628)
(1) Reflects the adjustment to establish the cash and cash equivalents reference level of $300 as defined in the Master Separation and Distribution Agreement.
(2) Reflects the payment of our $8.25 portion of the Special Dividend, which is estimated based on CSC’s outstanding share count as of October 30, 2015 of 138.8 shares plus estimated exercises of outstanding options and vesting of restricted stock units through the Record Date, promptly following the Distribution.
(3) Reflects the repayment of a note payable to CSC, used by CSC to fund the remainder of the Special Dividend (in aggregate $10.50 per share), promptly following the Distribution.
(4) Reflects the pushdown of (i) $530 of net periodic pension and other postretirement obligations, (ii) the assumption of corporate buildings, building improvements and land of $46, (iii) the removal of property and equipment retained by CSC of $9, (iv) the removal of receivables retained by CSC of $7 (v) the removal of payables and accrued expense retained by CSC of $5, (vi) the removal of intellectual property and software retained by CSC of $2, (vii) The pushdown of $2 of employee related liabilities (viii) the addition of $2 of restricted cash and (ix) the assumption of the related deferred tax asset of $196.

As of
Effect of Mergers	October 2, 2015
Issuance of shares of Computer Sciences GS to SRA shareholders (1)	$777
Elimination of SRA historical equity	(528)
$249
(1) The estimated value of shares of CSRA common stock issued to SRA shareholders was based on a purchase price assumption of $2.2 billion, which was derived based on a multiple on Adjusted EBITDA of 9X before giving effect to expected synergies (see footnote 2.C. above for further discussion on assumptions used).

M.	Reflects preliminary purchase accounting adjustments to remove historical SRA accumulated deficit of $386 and accumulated other comprehensive income of $4.